September 18, 2025

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Annual General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, October 29, 2025 at 2:00 p.m. Israel time.

The agenda of the meeting and the proposals to be voted on are described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposals as specified in the enclosed proxy card.

We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented at the meeting. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least twenty-four (24) hours before the meeting (i.e., before 2:00 p.m. Israel time, on Tuesday, October 28, 2025). If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”), you may vote through means of an electronic vote as further detailed in the Proxy Statement, no later than twenty-four (24) hours before the meeting (i.e., before 2:00 p.m. Israel time, on Tuesday, October 28, 2025).

All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2024, which will be presented for discussion at the meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) on March 20, 2025 (the “2024 Annual Report”). Shareholders may receive a hard copy of the 2024 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com The 2024 Annual Report and the financial statements included therein are not a part of the Proxy Statement. The SEC maintains a website (https://www.sec.gov/) that contains reports, proxy and information statements and other information that registrants such as us file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2024 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, the website of the TASE at https://maya.tase.co.il/ and on our website at www.elbitsystems.com.

Thank you for your cooperation.

Very truly yours,

DAVID FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.

NOTICE OF THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS

Haifa, Israel
September 18, 2025
This is notice that the Annual General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, October 29, 2025 at 2:00 p.m. Israel time.

It is proposed that at the Meeting the shareholders adopt resolutions for the following proposals (each referred to as the “Proposal” and collectively the “Proposals”):

(1)to re-elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law, 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan;
(2)to re-elect Mrs. Bilha (Billy) Shapira to an additional three-year term as an External Director; and

(3)to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2025, and until the close of the next Annual General Meeting of Shareholders.

Further details with respect to the Proposals are included in the accompanying Proxy Statement. In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

The approval of each Proposal is subject to the majority requirements as set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on Thursday, September 25, 2025 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable) or by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least twenty-four (24) hours before the Meeting (i.e., before 2:00 p.m. Israel time, on Tuesday, October 28, 2025). Shareholders who hold their shares in “street name” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.

A shareholder whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) is required to prove share ownership in order to vote their shares in person at the Meeting or by proxy. Each such shareholder must provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate at a branch of the TASE member or by mail (in consideration of mailing fees only), and is also entitled to receive, at no charge, a link to the text of the proxy card and to any Position Statement (as defined below) posted on the website of the Israel Securities Authority (the “ISA”) (unless the shareholder has notified the TASE member prior to the Record Date that the shareholder is not so interested with respect to a particular securities account).

The ISA has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform (the “Electronic Voting System”). Shareholders are able to vote their shares through the Electronic Voting System, following a registration process, no later than twenty-four (24) hours before the Meeting, i.e., by Tuesday, October 28, 2025, at 2:00 p.m., Israel time. A shareholder whose shares are registered with a member of the TASE may also direct the relevant TASE member to deliver the ownership certificate to the Company through the Electronic Voting System.

A copy of the accompanying Proxy Statement, which includes the full version of the Proposals, and the proxy card may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972-77-2945358) between 9:00 a.m. and 4:00 p.m., Israel time, Sunday – Thursday. The Proxy Statement and proxy card may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il/, on the website of the SEC at https://www.sec.gov/ and on our website at www.elbitsystems.com.

By Order of the Board of Directors,

DAVID FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539 Haifa 3100401, Israel

PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or Elbit Systems”), in connection with the solicitation by the Company’s Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the Company’s Annual General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, October 29, 2025, at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Annual General Meeting of Shareholders.

It is proposed that at the Meeting the shareholders adopt resolutions for the following proposals (each referred to as a “Proposal” and, collectively, as the “Proposals”):

1.to elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan;
2.to re-elect Mrs. Bilha (Billy) Shapira to an additional three-year term as an External Director; and

3.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2025, and until the close of the next Annual General Meeting of Shareholders.

In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

Note that exchange rates used in this Proxy Statement to convert NIS to dollar amounts are based on the rate of one dollar to 3.36 NIS as of September 4, 2025. This exchange rate may change from time to time.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on Thursday, September 25, 2025 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. Mailing of this Proxy Statement and the accompanying materials will commence on or about Friday, September 26, 2025.

On September 4, 2025, the Company had 46,351,888 (forty-six million, three hundred fifty-one thousand, eight hundred eighty-eight) Shares outstanding. Each Share is entitled to one vote on each of the matters presented to our shareholders at the Meeting.

The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.

Joint holders of Shares should note that, according to the Company’s Restated Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.

The approval of each of Proposals 1 and 3 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

The approval of Proposal 2 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.
Under the Companies Law 5759-1999 (the “Companies Law”), “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means a person’s (a) brother, sister, parent, grandparent or descendant, (b) spouse, or (c) the spouse’s brother, sister, parent or descendant (or in each case the spouse thereof).
“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of Proposal 2 and elsewhere as specifically referenced in this Proxy Statement, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer. In addition, solely for purpose of the voting requirement of Proposal 2 “Controlling Shareholders” includes any shareholder holding 25% or more of the Company's voting rights at the general meeting, so long as there is no other person who holds more than 50% of the voting rights in the Company. For the purpose of this definition, two or more persons who hold rights in the Company, and each of whom has a personal interest in approval of the same transaction by the Company, shall be considered as a single holder.
According to the Companies Regulations (exemptions for companies whose securities are listed for trading on a stock exchange outside of Israel) 5760-2000 (the “Exemption Regulations for Companies Listed Abroad”), by signing and submitting the attached Proxy Card, a shareholder declares and approves that he or she has no Personal Interest in the approval of Proposal 2 on the Meeting agenda, except if such shareholder notified the Company of such Personal Interest in writing. If you believe that you have a Personal Interest in Proposal 2 on the Meeting agenda and you wish to inform that Company of such Personal Interest, you should submit such information in advance of voting to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary.

VOTING BY PROXY AND ELECTRONIC VOTING

Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable), or by casting an electronic vote, as described below.

A form of proxy card for use at the Meeting is enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least twenty-four (24) hours prior to the Meeting (i.e., before 2:00 p.m. Israel time, on Tuesday, October 28, 2025), the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein. Shareholders who, at the close of business on the Record Date, either (i) hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or (ii) appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”

Shareholders who hold their Shares in “street name” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form), or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Share ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000. A shareholder whose shares are registered with a member of the TASE may also direct the relevant TASE member to deliver the ownership certificate to the Company through the Electronic Voting System.

Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.

If you receive a proxy card and provide specific instructions (by marking a box on the proxy card) with regard to a Proposal, your Shares will be voted as you instruct. Unless otherwise indicated on the proxy card or in the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposals. Abstentions will not be treated as either a vote “for” or “against” a Proposal, although they will be counted to determine if a quorum is present. Thus, if you sign and return your proxy card (or complete your electronic vote) without giving specific instructions with respect to a Proposal, your Shares will be voted in favor of such Proposal.

If you are a “street name” holder and you sign and return your voting instruction form without giving specific instructions with respect to a Proposal, your broker will not be permitted to vote your Shares with respect to such Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on such Proposal. Such Shares have no impact on the outcome of the voting on such Proposal.
If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote on such matters as instructed.
The Israel Securities Authority (the “ISA”) has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than twenty-four (24) hours before the Meeting (i.e., before 2:00 p.m. Israel time, on Tuesday, October 28, 2025).

Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least twenty-four (24) hours prior to the Meeting), or by voting through the electronic voting system on a later date (if done at least twenty-four (24) hours prior to the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.

Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.

This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Exemption Regulations for Companies Listed Abroad.

OTHER MATTERS

Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies in the proxy card intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting, by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Thursday, September 25, 2025. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 4, 2025, we had 46,351,888 (forty-six million, three hundred fifty-one thousand, eight hundred eighty-eight) Shares outstanding. The following table sets forth specific information as of September 4, 2025, to the best of our knowledge, concerning:

•beneficial ownership of more than 5% of our outstanding Shares; and
•the number of Shares beneficially owned by all of our executive officers and directors as a group. Shares that a person has the right to acquire within 60 days of September 4, 2025 through the exercise of options under the 2018 Equity Plan Plan or the 2022 Equity Incentive Plan for Employees (see footnote (4) below) are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and Board members as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership(1)
Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(2)	42.2%
All executive officers and directors as a group (23 persons)	61,034(3)(4)	less than 1%

(1)    Based on 46,351,888 Shares outstanding as of September 4, 2025.
(2)    Includes 3,836,458 Shares held by Heris Aktiengesellschaft (“Heris”). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. (“FEL”). FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL (approximately 42.2% of our outstanding Shares). In addition, Michael Federmann is the trustee of a trust on behalf of his sister, Irith Federmann-Landeau, that holds an indirect non-voting economic interest of approximately 7.4% in our outstanding Shares through an indirect approximately 17.5% non-voting interest in FEL. Michael Federmann and his sons, David (who also serves as chair of the Elbit Systems Board), Gideon and Daniel Federmann, collectively hold an indirect economic interest equivalent to approximately 26.2% of our outstanding Shares, with Michael Federmann holding an approximately 5.2% economic interest, David Federmann holding an approximately 8.4% economic interest, and each of Gideon and Daniel Federmann holds an approximately 6.5% economic interest.
(3)    This amount (i) does not include any Shares that may be deemed to be beneficially owned by Michael Federmann or David Federmann as described in footnote (2) above and (ii) includes Shares held by the spouse of a director, but the director disclaims beneficial ownership over the spouse's Shares.
(4)     The Company’s 2018 Equity Incentive Plan for Executive Officers and 2022 Equity Incentive Plan for Employees, as amended from time to time, include a “Net Exercise Mechanism” that entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. The number of Shares reflected above as owned by all executive officers and directors as a group was calculated based on a hypothetical exercise on September 4, 2025, which is a theoretical date. The number of Shares that will actually be issued will vary, depending on the date of exercise and the market price of the Shares on such date. The aggregate number of options granted to executive officers that are exercisable on or within 60 days following September 4, 2025, is 87,183 options.

CORPORATE GOVERNANCE HIGHLIGHTS

We place significant emphasis on our Environmental, Social and Governance (ESG) practices, including in the areas of environmental, health and safety; corporate governance, ethics and anti-corruption; fair labor practices and human rights; supply chain compliance; and social responsibility to the communities in which we operate. We conduct our business activities and develop Company policies based on a firm commitment to ethical practices and corporate governance best practices. Our ESG policies are overseen by our Board and managed by our senior management. We establish multi-year ESG-related goals and our ESG activities support our involvement as active members in leading sustainability and ethics organizations. Further information is available in our Annual Report on Form 20-F for the year ended December 31, 2024, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the ISA on March 20, 2025 (the “2024 Annual Report”) and in our latest ESG sustainability report, each of which is available on our website at www.elbitsystems.com.

Our Board complies with leading corporate governance practices as set forth in our Board committee charters published on our website, and is comprised of members with wide-ranging skill and knowledge, diverse experience, including in the fields of governmental, industry and finance, and varied academic backgrounds. For more information, please refer to our Board skills matrix, available on our website. The 2024 Annual Report, ESG sustainability report and Board skills matrix are not a part of the Proxy Statement.

DIRECTOR INDEPENDENCE

None of our directors serves as an executive officer of the Company and a majority of our directors is “independent” as defined in applicable Nasdaq Marketplace Rules (the “Nasdaq Rules”) and under the Companies Law, with such criteria heightened for members of our Compensation Committee and Audit and Financial Statements Review Committee (the “Audit Committee”), which performs the functions of an audit committee under the Companies Law and applicable rules of the SEC. Each of our Board committees is composed exclusively of directors who are independent, including our Corporate Governance and Nominating Committee which, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board and periodically reviews Board corporate governance guidelines.

Each of the Corporate Governance and Nominating Committee and the Board has determined that three of the nominees for election as members of the Board (Mr. Ehud (Udi) Adam, Mrs. Tzipi Livni and Prof. Ehood (Udi) Nisan) and both External Directors (Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira, who is nominated for an additional three-year term in Proposal 2 at this Meeting) satisfy the independence criteria under the Nasdaq Rules.

In addition, in accordance with the Companies Law, a majority of the members of our Audit Committee must qualify as “Independent Directors” under the Companies Law, and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as chair of the Audit Committee. The chair of our Compensation Committee is also required to be an External Director.

Each of the Audit Committee and the Board has determined that Mr. Adam, Mrs. Livni and Prof. Nisan satisfy the criteria of an “Independent Director” under the Companies Law and that the External Directors Mr. Bar Nir and Mrs. Shapira satisfy the independence criteria for External Directors under the Companies Law.

Our independent directors also conduct periodic “executive sessions” without the presence of management and non-independent directors.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan.

The Companies Law requires that a person cannot be elected and serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company.

A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, cannot be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and provides details of his or her applicable qualifications.

Each of the proposed nominees, Mr. David Federmann, Mr. Adam, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni, Mr. Ninveh and Prof. Nisan, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board, taking into consideration, among other factors, the specific needs and size of the Company. In addition, Mr. Adam, Mrs. Livni and Prof. Nisan, each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As mentioned above under “DIRECTOR INDEPENDENCE” above, three of these nominees (Mr. Adam, Mrs. Livni and Prof. Nisan) satisfy the independence criteria for board members under the applicable Nasdaq Rules as well as the criteria of an Independent Director under the Companies Law.

The Companies Law generally requires that Independent Directors not serve as directors in a company for more than nine consecutive years. In accordance with the Israeli regulations with respect to “dual-listed” companies (for example, traded on a stock exchange in both Israel and the U.S.), such companies, including Elbit Systems, may elect an Independent Director for additional terms beyond the nine-year period, provided that the audit committee and the board as a whole have determined that, in light of such Independent Director’s expertise and unique contribution to the work of the board and its committees, his or her nomination for an additional term of office is to the best interest of the company.
Prof. Nisan has served as an Independent Director of the Company since November 2016 and is a member of the Board’s Audit Committee. Prof. Nisan is considered by the Board to have accounting and financial expertise. The nine-year term of office of Prof. Nisan expires in November 2025.

The Company’s Corporate Governance and Nominating Committee, Audit Committee and Board as a whole discussed Prof. Nisan’s expertise and unique contribution to the work of the Audit and Financial Statements Review Committee and Board. They further considered Prof. Nisan’s extensive understanding of the Company’s activities, his financial and business expertise and his extensive experience serving in significant financial roles throughout his career, including at the national budget department of the Israeli Ministry of Finance and as a member of the board, financial committee and/or investment committee of other public and private institutions and companies.

The Corporate Governance and Nominating Committee, Audit Committee and Board noted recent macro-economic changes affecting the Company, due among other factors to ongoing world-wide conflicts, and in particularly the “Swords of Iron” war, which has widely impacted the Company, its ongoing activities and future prospects. It was further noted that the Company is in a strategic position due to the increased demand for its products and recent Company investments in expanding its production capacity, including the construction of a new munitions production site in Ramat Beka in southern Israel. The Corporate Governance and Nominating Committee, Audit Committee and Board believe that Mr. Nisan’s understanding of and continued involvement in these endeavors are important and valuable to the Company. Prof. Nisan has also made other unique contributions to the Board, including as a member of its designated pricing committee in connection with the Company’s May 2025 public offering, which raised gross proceeds of approximately $588 million.

Because of his level of professional knowledge and experience and deep understanding of the managerial and strategic objectives and financial developments of the Company, the Corporate Governance and Nominating Committee, Audit Committee and Board believe that Prof. Nisan is a valuable asset to the Board and will continue to play an important role in implementing the Company’s future plans and meeting its unique challenges. In light of the above, the Corporate Governance and Nominating Committee, Audit Committee and Board believe that it is advisable and in the best interest of the Company to extend the term of office of Prof. Nisan for an additional year.

The Corporate Governance and Nominating Committee and the Board have recommended that each of the above-named nominees, Mr. David Federmann, Mr. Adam, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni, Mr. Ninveh and Prof. Nisan, be nominated for election to the Board.
Each nominee so elected as a director will hold office until the close of the next Annual General Meeting of Shareholders and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Restated Articles of Association.
In accordance with the Company’s compensation policy, the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000 and the Israeli Companies Regulations (Relief for Companies whose Securities are Listed on a Stock Exchange outside of Israel), 5760-2000 (collectively, the “Relief Regulations”), the Company’s Compensation Committee and Board have approved compensation to the Company’s current and future directors (including Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and his son, Mr. David Federmann) in accordance with the maximum regulatory rates payable to External Directors in dual-listed companies where the applicable foreign law imposes additional duties or requirements on the independent or External Director beyond those imposed by Israeli law.
As a result, if elected, each of the Company’s Directors would be entitled to an annual fee of NIS 154,945 (equal to approximately $46,115) and a per meeting fee of NIS 4,660 (equal to approximately $1,387), which reflect the current fee levels mentioned above, linked to the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company.
All nominees will continue to be covered by the indemnification letters and exemption letters previously approved by the Company’s shareholders. As required under the Companies Law, the granting of indemnification and exemption letters to Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and his son, Mr. David Federmann, must be re-approved by the Company’s shareholders every three years. At the Annual General Meeting held in August 2023, the Company’s shareholders re-approved the granting of indemnification letters (originally granted in 2011) to Messrs. Michael Federmann and David Federmann, for an additional period of three years commencing on December 1, 2023, and the granting of exemption letters to each of them for an additional period of three years commencing on April 7, 2024. In addition, in accordance with the Company’s compensation policy, each of the Company’s Directors (including Mr. Michael Federmann and his son, Mr. David Federmann), is and will be covered by a directors and officers liability insurance policy, to be purchased from time to time by the Company in compliance with the provisions of the applicable compensation policy, the Companies Law and the Relief Regulations.

The nominees, their respective ages as of September 4, 2025 and the years in which they became Directors of the Company are as follows:

Name	Age	Director Since
David Federmann (Chair)	50	2007
Ehud (Udi) Adam	67	2023
Rina Baum	80	2001
Michael Federmann	81	2000
Tzipi Livni	67	2023
Dov Ninveh	78	2000*
Ehood (Udi) Nisan	57	2016
* was not a member of the Board from April to October 2013.

Background information on each of the seven nominees is as follows:

David Federmann. David Federmann has served as chair of the Board since August 2023, after serving as vice chair of the Board since 2015. He has served in various management capacities at Federmann Enterprises Ltd. (“FEL”), a privately-owned Israeli company, since 2000. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 42.2% of the Company’s outstanding shares. FEL also has ownership interests in Dan Hotels Ltd. (“Dan Hotels”), an Israeli hotel chain, Freiberger Compound Materials GmbH (“Freiberger”), a German company engaged in the supply of materials for the semi-conductor industry, and several financial, real estate and venture capital investments. David Federmann currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of Ben-Gurion University), and several other private companies. David Federmann is the son of Michael Federmann, who may be considered our controlling shareholder. Mr. David Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.
Ehud (Udi) Adam. Ehud (Udi) Adam has served as a strategic consultant to various public and private companies in the technology sector since June 2020. From 2008 until 2013, Mr. Adam served as the CEO of the Nuclear Research Center-Negev. From 2016 until May 2020, Mr. Adam served as director general of the Israeli Ministry of Defense. Since 2020, Mr. Adam has served as a director of Arma Ferrea Ltd., a company that develops and manufactures reactive armor systems, and as a director of Arma Kinetica Ltd., a company in the field of kinetic energy solutions. Since 2020, he has also served as chair of the board of Armalux Ltd., a company that engages in the field of laser systems. Between 2022 and 2025, Mr. Adam served as chair of the board and, since 2025, as a director of Ecology for Protected Community Ltd., a company that employs people with special needs to collect electronic waste. Since 2021, Mr. Adam has served as the chair of a public committee of the Geophysical Institute of Israel and, since 2011, as president of “Midor Ledor”, a non-profit community association. In 2016, Mr. Adam served as chair of the board of IMI Systems Ltd., formerly an Israeli government owned defense company later acquired by the Company. Mr. Adam served in the Israeli Defense Forces (IDF) for 31 years, where he holds the rank of major general (reserves), and served as head of the Technological and Logistics Directorate and as head of the Northern Command. Mr. Adam holds a bachelor of arts degree in political science and government from Bar-Ilan University in Ramat Gan, Israel and a master’s degree in military and strategic leadership from Ecole de Guerre Paris. Mr. Adam serves as chair of the Company’s Corporate Governance and Nominating Committee and as a member of the Company's Compensation Committee and the Audit and Financial Statements Review Committee.
Rina Baum. Rina Baum is vice president of FEL and has served as a director and CEO of Uni-bit Insurance Agency (1983) Ltd. since 1990. She currently serves as a director of Dan Hotels and as chairman and director of Etanit Building Products Ltd. (Etanit). She also holds other managerial positions with investee companies of FEL. Mrs. Baum holds a law degree (LL.B) from the Hebrew University.

Michael Federmann. Michael Federmann served as chair of the Board between 2000 and August 2023. Since 2002 he has served as chair and CEO of FEL, where he held managerial positions since 1969. Mr. Federmann also serves as a director of Dan Hotels and of Freiberger. He serves as the president of the Germany - Israel Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Michael Federmann may be considered our controlling shareholder and is the father of David Federmann, the chair of the Board. Mr. Michael Federmann holds a bachelor’s degree in economics and political science from the Hebrew University, which has also awarded him an honorary doctorate in philosophy.
Tzipi Livni. Tzipi Livni has served as an External Director of Bezeq the Israeli Telecommunication Corp. Ltd., the largest telecommunications company in Israel, and as a director of its subsidiaries – Bezeq International Ltd., Yes TV and Communications Services Ltd. and Pelephone Communications Ltd., each since April 2021. Mrs. Livni has also served as a director of the Institute for National Security Studies, a research institution affiliated with Tel Aviv University, since June 2021, and has been a member of the advisory board of Seevix Material Sciences Ltd., a biotechnology company, since October 2021. Since March 2023, Mrs. Livni has served as a member of the board of trustees of Nizami Ganjavi International Center, a non-profit organization that promotes collaboration among different cultures and civilizations and, since 2018, she has served as a member of the board of trustees of the International Crisis Group. Mrs. Livni is a member of the Aspen Cybersecurity Group and previously served as a member of the Multinational Cyber Action Committee. Mrs. Livni also serves as a member of the global steering committee of Campaign for Nature and the Aspen Ministers Forum. Mrs. Livni is also an international speaker and strategic advisor and was a fellow at the Kennedy School of Government at Harvard University in Boston in 2019. Between 1999 and 2019, Mrs. Livni held various political and ministerial positions in Israel, including the Minister of Foreign Affairs and Vice Prime Minister, Minister of Justice, Minister of Regional Cooperation, Minister of Immigrants Absorption, Minister of Housing and Construction and Minister of Agriculture, and was a member of the Security Cabinet and leader of the opposition in the Israeli Knesset. Prior to this time, she was Head of the Government Companies Authority and practiced law. Tzipi Livni holds a law degree (LL.B.) from Bar-Ilan University. Mrs. Livni serves as a member of the Company's Audit and Financial Statements Review Committee.
Dov Ninveh. Dov Ninveh served as chief financial officer and a manager of FEL from 1994 until 2020 and as the general manager of Heris Aktiengesellschaft from 2012 until 2021. He currently serves as a member of the board of directors of Freiberger. Mr. Ninveh served as a director of Dan Hotels from 2003 until 2022 and as a member of the board of directors of Etanit from 1994 until 2023. From 1996 until 2000 he served as director of Elop Electro-Optic Industries Ltd. and from 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelor of science degree in economics and management from the Technion – Israel Institute of Technology (the Technion) in Haifa, Israel.
Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He is an External Director of Rekah Pharmaceutical Industry Ltd. and an External Director, chair of the investment committee and a member of the risk management and several other committees of Harel Insurance Finance Services Ltd. He is also a member of the board of Bezalel Academy of Art and chair of its finance committee and a member of the audit committee of Azrieli College of Engineering Jerusalem. Since 2023, Prof. Nisan has served as the chairman of the Hebrew University Assets Company Ltd. From 2014 until 2021, he served as a member of the board of the Jerusalem Biblical Zoo. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the national budget department of the Israeli Ministry of Finance, and from 2007 to 2009, he served as the director of the Government Companies Authority. Prior to that, he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including as the CEO of the Jerusalem Development Authority. Prof. Nisan holds bachelor’s and master’s degrees in economics and business administration, and a PhD in public economics and policy from the Hebrew University. During 2006 - 2007, Prof. Nisan completed his post-doctoral studies at the Kennedy School of Government at Harvard University, where he was also a Senior Fellow in 2011 - 2012. Prof. Nisan serves as a member of the Company's Audit and Financial Statements Review Committee. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.

Proposed Resolution

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to elect Mr. David Federmann, Mr. Adam, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni, Mr. Ninveh and Prof. Nisan as Directors of the Company until the close of the next Annual General Meeting of Shareholders.”

Required Vote

The approval of Proposal 1 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

Board Recommendation

The Board of Directors recommends that you vote FOR approval of all the nominees to the Board.

PROPOSAL 2 – RE-ELECTION OF MRS. BILHA (BILLY) SHAPIRA FOR AN ADDITIONAL THREE-YEAR TERM AS AN EXTERNAL DIRECTOR
Under the Companies Law and regulations promulgated thereunder, each Israeli public company is generally required to appoint at least two External Directors. Among other requirements for public companies such as Elbit Systems, which is considered to have a Controlling Shareholder, a person may serve as an External Director if that person is not a Relative of the Controlling Shareholder of the company and if each of that person’s Relatives, partners and employers, or any person to whom that person is directly or indirectly subordinate, or any entity controlled by that person, did not have, on the date of the person’s appointment or at any time during the two years preceding that person’s appointment as an External Director, any Affiliation (as defined below) with (i) the company, (ii) any entity or person controlling the company on the date of the appointment, (iii) a Relative of the Controlling Shareholder or (iv) any entity controlled by the company or by the company’s Controlling Shareholders on the date of the appointment or at any time during the two years preceding his or her appointment.

Subject to certain exceptions, “Affiliation” means: (i) an employment relationship, (ii) a business or professional relationship maintained on a regular basis (excluding insignificant relationships), (iii) control and (iv) service as an office holder, excluding a director appointed in order to serve as an External Director of a company that is about to offer its shares in an initial public offering. For the definitions of “Relative” and “Controlling Shareholder” under the Companies Law, please see above “– QUORUM AND VOTING REQUIREMENTS.”
A person may not serve as an External Director if that person or that person’s Relative, partner, employer, any person to whom he or she is directly or indirectly subordinate or any entity controlled by that person, has business or professional relationships with an entity with which an Affiliation is prohibited, even if such relationship is not on a regular basis (other than a negligible relationship). Furthermore, a person who directly or indirectly received compensation for his or her service as a director of a company, other than the compensation permitted for an External Director under the Companies Law, may not serve as an External Director of that company.
A person may serve as an External Director if and so long as (i) no conflict of interest exists or may exist between his or her responsibilities as a member of the board of directors of the company and his or her other positions or business activities, and so long as such positions or business activities do not impair his or her ability to serve as a director, (ii) no director of the company is an External Director of another company in which that person is a director and (iii) the person is not an employee of the Israel Securities Authority or of the TASE.
Any committee of the Board authorized to exercise powers of the Board must include at least one External Director, and all External Directors must be members of the audit and the compensation committees.
In general, at least one External Director must have “accounting and financial expertise” and the other External Director(s) must have either “accounting and financial expertise” or “professional competence.” However, in dual-listed companies such as Elbit Systems, if one or more other directors who meet the independence criteria applicable to members of the audit committee under applicable foreign law (including stock exchange rules) have been determined by the board of directors to have “accounting and financial expertise”, then it is permissible for each of the External Directors to have only “professional competence.” The evaluation of a director’s “accounting and financial expertise” and “professional competence” is made by the board of directors taking into account, among other factors, parameters specified in regulations under the Companies Law. A director has “accounting and financial expertise” if, based on education, experience and qualifications, he or she has a high level of proficiency in, and understands, business accounting matters and financial statements, in a manner that enables him or her to have an in-depth understanding of the company’s financial statements and to stimulate discussion regarding the manner in which the financial data is presented. A director has “professional competence” if he or she has (i) an academic degree in either economics, business administration, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an External Director or (iii) at least five years’ experience in a senior position in the business management of a corporation with a substantial scope of business, in a senior position in public service or in the field of the company’s business.
External Directors serve for three-year terms following which they may stand for re-election for up to two additional terms of three years each. Dual-listed companies such as Elbit Systems may elect External Directors for additional terms of up to three years each, subject to fulfillment of certain conditions.

Mrs. Bilha (Billy) Shapira has served as an External Director of the Company since November 20, 2019 and is currently serving her second three-year term, which expires on November 20, 2025. Mrs. Shapira is considered by the Board to have “professional competence,” as described above.
Mrs. Shapira is one of two External Directors of the Company. The other External Director, Mr. Noaz Bar Nir, is not currently standing for re-election and will continue to serve as an External Director until August 20, 2026.
The Companies Law requires that a person cannot be elected and serve as a director of a public company, including as an External Director, if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, including an External Director, cannot be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and provides details of his or her applicable qualifications which, in case of an External Director, includes additional independence criteria applicable to service as an External Director.
Mrs. Shapira, the proposed nominee for re-election, has declared to the Company that she complies with the required qualifications under the Companies Law for election as an External Director, detailed her applicable qualifications and stated she is capable of dedicating the appropriate amount of time for the performance of her role as a member of the Board.
The Corporate Governance and Nominating Committee and Board have each determined that Mrs. Shapira meets the applicable criteria for External Directors under the Companies Law and that, as mentioned under “DIRECTOR INDEPENDENCE” above, she also meets the director independence criteria under Nasdaq Rules. The Corporate Governance and Nominating Committee and the Board have each recommended that Mrs. Shapira be nominated for re-election as an External Director for a three-year period.
If re-elected as an External Director, Mrs. Shapira will hold office for an additional three-year period commencing as of November 20, 2025, unless her office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Restated Articles of Association. If for any reason she should be unable to serve, another person will be elected in accordance with applicable law.
In accordance with the Company’s compensation policy and the Relief Regulations, and as approved by the Company’s Compensation Committee and Board for all current and future directors, Mrs. Shapira will receive compensation in accordance with maximum regulatory rates payable to External Directors in dual-listed companies where the applicable foreign law imposes additional duties or requirements on the independent or External Director beyond those imposed by Israeli law.
As a result, if elected for a third three-year term as an External Director, Mrs. Shapira will be entitled to an annual fee of NIS 154,945 (equal to approximately $46,115) and a per meeting fee of NIS 4,660 (equal to approximately $1,387) which reflect the current fees levels mentioned above, linked to the Israeli consumer price index.
In addition, if elected as an External Director, Mrs. Shapira will continue to be covered by any D&O liability insurance in effect as of the date of her election and thereafter obtained by the Company from time to time in accordance with the Company’s compensation policy. Also, if elected as an External Director, she will continue to be covered by indemnification and exemption letters as previously approved by the Company’s shareholders.

Background information regarding Mrs. Shapira, who was 72 years old as of September 4, 2025, is as follows:
Bilha (Billy) Shapira. Mrs. Bilha (Billy) Shapira serves as a member of the board of directors and of the board of governors of the Azrieli College of Engineering, the boards of several non-profit organizations in Israel and the board of governors of the Hebrew University. She is also a consultant for TABI Learning Technologies Ltd., a start-up company in the field of pedagogical instruments for students with learning and sensory integration disorders. From 2020 until 2024 she served as a member of the audit committee of the Azrieli College of Engineering. From 2018 until 2020, she was the head of the Israeli branch of Helmholtz Association of German Research Centers, a German association with centers worldwide that promotes research collaboration between German institutions and industries and foreign academic institutions, industrial entities and governmental research bodies. From 2009 until 2017, Mrs. Shapira served as vice president and CEO of the Hebrew University and as the CEO of VERA - the Association of Heads of Universities in Israel. Prior to that, she served for 36 years in various management capacities at the Hebrew University. Mrs. Shapira holds a bachelor’s degree in Russian studies and international relations and a master’s degree in administration and public policy from the Hebrew University. Mrs. Shapira serves as chair of the Company’s Compensation Committee and is a member of the Company’s Audit and Financial Statements Review Committee and the Corporate Governance and Nominating Committee. She is considered by the Board to have professional competence under the Companies Law.

Proposed Resolution
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to elect Mrs. Bilha (Billy) Shapira as an External Director of the Company for an additional three-year term ending November 19, 2028.”

Required Vote

The approval of Proposal 2 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders and do not have a Personal Interest in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Board Recommendation
The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 – RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025 AND UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

Following the recommendation by the Audit and Financial Statements Review Committee of the Board, sitting as the Financial Statements Review Committee, and the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, be re-appointed as the independent auditor of the Company for the fiscal year ending December 31, 2025 and until the close of the next Annual General Meeting of Shareholders. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year ended December 31, 2024 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor, and except certain other engagements that do not affect its independence.

Under the Company’s Restated Articles of Association, the independent auditor’s fees will be set and approved by the Board upon recommendation of the Audit Committee.

Information on fees paid to the Company’s independent auditors in the prior two full fiscal years may be found in our 2024 Annual Report.

Proposed Resolution

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year ending December 31, 2025 and until the close of the next Annual General Meeting of Shareholders.”

Required Vote

The approval Proposal 3 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

Board Recommendation

The Board of Directors recommends that you vote FOR approval of this resolution.

EXECUTIVE COMPENSATION

For information regarding compensation paid to our five most highly compensated Office Holders (as defined in the Companies Law) in 2024, please see Item 6 of our 2024 Annual Report, and which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS.”

ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED

At the Meeting the Company will present or report on the following matters relating to fiscal year ended December 31, 2024:

(a)its consolidated financial statements for the fiscal year ended December 31, 2024, which are included in the Company’s 2024 Annual Report, which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS.”
(b)the dividend paid to its shareholders;
(c)the compensation paid to the Company’s directors; and
(d)the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024, which will be presented for discussion at the Meeting, are included in the Company’s 2024 Annual Report. Shareholders may receive a paper copy of the 2024 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2024 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. The SEC maintains a website (https://www.sec.gov/) that contains reports, proxy and information statements and other information that the Company files electronically with the SEC. As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to the furnishing and content of proxy statements. The availability of this Proxy Statement should not be taken as acknowledgment that we are subject to the proxy rules under the Exchange Act.

Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2024 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, on the website of TASE at https://maya.tase.co.il/, and on the website of the Company, at www.elbitsystems.com. The contents of our website are not a part of this Proxy Statement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain forward looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Israeli Securities Law, 1968) regarding the Company, to the extent such statements do not relate to historical or current facts. Forward-looking statements are based on management’s current expectations, estimates, projections and assumptions about future events. Forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions about the Company, which are difficult to predict, including statements regarding the Company’s future prospects, including its strategic position, demand for its products and expanding production capacity, and Mr. Nisan’s expected future contributions to the Company. Therefore, actual future results, performance and trends may differ materially from these forward looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States, among others, including the duration and scope of the current war in Israel, and the potential impact on the Company’s operations; changes in global health and macro-economic conditions; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; changes in the competitive environment; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in the Company’s latest annual report on Form 20-F, which is on file with the SEC. All forward looking statements speak only as of the date of this Proxy Statement. Although the Company believes the expectations reflected in the forward-looking statements contained herein are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company does not undertake to update its forward-looking statements.

By Order of the Board

DAVID FEDERMANN

Chair of the Board of Directors

BEZHALEL MACHLIS

President and Chief Executive Officer

Date: September 18, 2025